EXHIBIT 99.1

Encore Reports a 23% Increase in
Fully Diluted Earnings Per Share For the First Quarter of 2005

San Diego – (Business Wire) – May 9, 2005 – Encore Capital Group, Inc. (Nasdaq: ECPG), a leading accounts receivable management firm, today reported consolidated financial results for the first quarter ended March 31, 2005.

For the first quarter of 2005:

  Gross collections were $65.9 million, a 3% increase over the $64.0 million in the same period of the prior year
  Excluding $4.0 million in collections resulting from the sale of the Company’s portfolio of rewritten notes in 2004, collections increased 10% over the same period of the prior year
  Total revenues were $50.5 million, a 19% increase over the $42.4 million in the same period of the prior year
  Net income was $7.5 million compared with $6.0 million in the same period of the prior year, a 24% increase
  Earnings per fully diluted share were $0.32, a 23% increase over the $0.26 in the same period of the prior year.

“Our first quarter performance was in-line with our expectations and we have continued to generate solid levels of collections, revenues, and earnings per share,” said Carl C. Gregory, III, Vice Chairman and CEO of Encore Capital Group, Inc. “Despite the continuation of the challenging environment for purchases we’ve spoken about for several quarters, we were pleased with the increased collections. This increase is primarily attributable to the refinement of our consumer level account segmentation strategies, allowing us to penetrate the portfolios beyond our original and updated forecasts. We are also beginning to see the benefits of our reduced contingent interest expense. Our contingent interest was approximately 80% of the level incurred in the first quarter of 2004, and we expect this expense to continue to decline to approximately 60% of the prior year’s quarter by the end of 2005. ”

First Quarter Financial Highlights

Revenue recognized, as a percentage of collections, was 77% in the first quarter of 2005, compared to 66% in the first quarter of 2004. The increase in the percentage of collections recognized as revenue in the first quarter of 2005 is primarily attributable to deeper penetration of portfolios and the timing of historical purchases.

Total operating expenses for the first quarter of 2005 were $30.3 million, compared with $23.3 million in the first quarter of 2004. The increase in operating expenses is largely attributable to the mix of collections. Collections from sales, for which there are little to no associated costs, were approximately $5.7 million lower in the first quarter of 2005 than they were in the first quarter of 2004. The Company also increased its collections from alternative channels. While the costs from some of these channels are higher, the penetration of the Company’s portfolio is deeper, resulting in higher net collections than if only the internal collection sites were utilized.

The Company spent $19.5 million to purchase approximately $530 million in face value of portfolios during the first quarter of 2005, a blended purchase price of 3.68% of face value. All of the portfolios purchased in the first quarter of 2005 were credit card receivables. The Company funded all but $2.1 million of these portfolio purchases from its own cash balance and repaid all outstanding balances on its new credit facility by the end of the quarter.

Outlook

Commenting on the outlook for the Company, Brandon Black, President and COO, said, “Our disciplined approach to the purchasing market and use of conservative estimates of future collections are two strategies that we believe will allow the Company to produce steady performance in a variety of operating environments. We continue to see improved liquidation of the portfolio, which is directly linked to the development of new proprietary scoring models that more effectively segment consumers into risk classes and the expanded use of alternative collection channels. In addition, our improved financial profile has lowered our interest expense as well as provided us the flexibility and financial strength to explore complementary acquisitions that can enhance our growth opportunities. While the current conditions in the purchasing market present challenges to generating bottom-line growth in the near-term, we believe we have built a solid foundation that can support the profitable growth of the Company over a longer time horizon.”

Conference Call and Webcast
The Company will hold a conference call today at 2:00 PM Pacific time / 5:00 P.M. Eastern time to discuss the first quarter results. Members of the public are invited to listen to the live conference call via the Internet.

To hear the presentation, log on at the Investor Relations page of the Company’s web site at www.encorecapitalgroup.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

About Encore Capital Group, Inc.
Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believes,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, projections of future contingent interest expense, purchase volumes, revenues, income or loss (including our expectations regarding the current environment for and timing of portfolio purchases and the resulting effect on revenue recognition rates and profitability); plans for future operations, products or services; and financing needs or plans, as well as assumptions relating to those matters. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect the Company’s results and cause them to materially differ from those contained in the forward-looking statements include: the Company’s ability to purchase receivables portfolios on acceptable terms and in sufficient quantities; the Company’s ability to acquire and collect on portfolios consisting of new types of receivables; the Company’s ability to recover sufficient amounts on or with respect to receivables to fund operations; the Company’s ability to successfully execute acquisitions; the Company’s continued servicing of receivables in its third party financing transactions; the Company’s ability to hire and retain qualified personnel to recover on its receivables efficiently; changes in, or failure to comply with, government regulations; the costs, uncertainties and other effects of legal and administrative proceedings; and risk factors and cautionary statements made in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2004. Forward-looking statements speak only as of the date the statement was made. They are inherently subject to risks and uncertainties, some of which the Company cannot predict or quantify. Future events and actual results could differ materially from the forward-looking statements. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as the result of new information, future events or for any other reason. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

CONTACT:
Encore Capital Group, Inc. (Shareholders/Analysts)
Carl C. Gregory, III, 858-309-6961
carl.gregory@encorecapitalgroup.com
or
Financial Relations Board (Press)
Tony Rossi, 310-407-6563 (Investor Relations)
trossi@financialrelationsboard.com

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Revenues
Revenue from receivable portfolios	$50,420	$42,091
Servicing fees and other related income	56	296

Total revenues	50,476	42,387

Operating expenses
Salaries and employee benefits	12,600	11,624
Other operating expenses	4,642	3,422
Collection agency commissions	2,024	672
Cost of legal collections	8,356	5,502
Other general and administrative expense	2,158	1,653
Depreciation and amortization	511	443

Total operating expenses	30,291	23,316

Income before other income (expense)
and income taxes	20,185	19,071

Other income (expense)
Interest expense	(8,087)	(9,282)
Other income	405	155

Total other income (expense)	(7,682)	(9,127)

Income before income taxes	12,503	9,944
Provision for income taxes	(5,051)	(3,928)

Net income	$7,452	$6,016

Weighted average shares outstanding	22,227	22,020
Incremental shares from assumed conversion of options	1,353	1,423

Adjusted weighted average share outstanding	23,580	23,443

Earnings per share - Basic	$0.34	$0.27

Earnings per share - Diluted	$0.32	$0.26

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)

	March 31,
	2005	December 31,
	(Unaudited)	2004 (A)

Assets
Cash and cash equivalents	$15,098	$9,731
Investments in marketable securities	16,000	40,000
Restricted cash	4,680	3,432
Investment in receivable portfolios, net	142,069	137,963
Property and equipment, net	3,280	3,360
Deferred tax assets, net	78	361
Other assets	6,230	6,295

Total assets	$187,435	$201,142

Liabilities and Stockholders' Equity
Liabilities
Accounts payable and accrued liabilities	$14,273	$17,418
Accrued profit sharing arrangement	19,560	20,881
Income taxes payable	2,720	-
Notes payable and other borrowings	46,139	66,567
Capital lease obligations	214	261

Total liabilities	82,906	105,127

Commitments and contingencies
Stockholders' equity
Preferred stock, $.01 par value, 5,000 shares
authorized, and no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000 shares authorized,
and 22,259 shares and 22,166 shares issued and outstanding
as of March 31, 2005 and December 31, 2004, respectively	223	222
Additional paid-in capital	67,928	66,788
Accumulated earnings	36,286	28,834
Accumulated other comprehensive income	92	171

Total stockholders' equity	104,529	96,015

Total liabilities and stockholders' equity	$187,435	$201,142

(A)     Derived from the audited consolidated financial statements as of December 31, 2004

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Three Months Ended
	March 31,

	2005	2004

Operating activities
Gross collections	$65,853	$63,996
Less:
Amounts collected on behalf of third parties	(274)	(962)
Amounts applied to principal on receivable portfolios	(15,160)	(20,943)
Servicing fees	56	296
Operating expenses
Salaries and employee benefits	(15,769)	(12,705)
Other operating expenses	(4,329)	(1,656)
Cost of legal collections	(8,356)	(5,502)
Collection agency commissions	(2,024)	(672)
Other general and administrative	(2,519)	(1,583)
Interest payments	(1,151)	(538)
Contingent interest payments	(8,205)	(5,793)
Other income	405	190
Increase in restricted cash	(1,248)	(4,525)
Income taxes	(1,490)	(1,410)

Net cash provided by operating activities	5,789	8,193

Investing activities
Purchases of receivable portfolios	(19,523)	(17,248)
Collections applied to principal of receivable portfolios	15,160	20,943
Proceeds from sales of marketable securities	24,000	1,000
Proceeds from put-backs of receivable portfolios	258	356
Purchases of property and equipment	(431)	(502)

Net cash provided by investing activities	19,464	4,549

Financing activities
Proceeds from notes payable and other borrowings	2,088	6,952
Repayment of notes payable and other borrowings	(22,516)	(20,474)
Proceeds from exercise of common stock options	588	36
Repayment of capital lease obligations	(46)	(65)

Net cash used in financing activities	(19,886)	(13,551)

Net increase (decrease) in cash	5,367	(809)
Cash, beginning of period	9,731	8,612

Cash, end of period	$15,098	$7,803

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows (cont.) Reconciliation of Net Income to Net Cash Provided by Operating Activities
(Unaudited, In Thousands)

	Three Months Ended
	March 31,

	2005	2004

Net income	$7,452	$6,016
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	511	443
Amortization of loan costs	44	11
Tax benefits from stock option exercises	526	261
Amortization of stock based compensation	27	27
Deferred income tax expense (benefit)	283	(3,716)
Changes in operating assets and liabilities
Decrease in restricted cash	(1,248)	(4,525)
Increase in income taxes payable	2,744	-
Increase in other assets	(5)	(219)
(Decrease) increase in accrued profit sharing arrangement	(1,321)	2,837
(Decrease) increase in accounts payable and accrued liabilities	(3,224)	7,058

Net cash provided by operating activities	$5,789	$8,193

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